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                                                                       Exhibit 5

                               Buchanan Ingersoll
                            PROFESSIONAL CORPORATION
                                   Attorneys

Lewis U. Davis, Jr.                                    One Oxford Centre
412-562-8953                                        301 Grant Street, 20th Floor
                                                       Pittsburgh, PA 15219-1410

                                                       Telephone: 412-562-8800
                                                       Fax: 412-562-1041

                                 June 23, 1997

JLK Direct Distribution Inc.
Route 981 at Westmoreland County Airport
Latrobe, PA 15650

Ladies and Gentlemen:

        We have acted as counsel to JLK Direct Distribution Inc., a Pennsylvania corporation (the "Company"), in connection with the public offering by the Company of up to 4,897,000 shares (the "Shares") of its Capital Stock, par value $.01 per share, pursuant to a purchase agreement (the "Purchase Agreement") to be entered into among the Company and Merrill
Lynch & Co. and Goldman Sachs & Co. and as representatives of the underwriters. This opinion is furnished in connection with the filing by the Company of Registration Statement No. 333-25989 on Form S-1 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the public offering of the Shares.

        We have examined such public corporate records and documents and such questions of law, and have made such investigation, as we deemed appropriate for purposes of this opinion. Based upon the foregoing, in our opinion the Shares have been duly authorized and will be, when delivered to the underwriters pursuant to the Purchase Agreement as contemplated by the Registration Statement, validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus which forms a part of the Registration Statement.

                                                     Very truly yours,
                                     Buchanan Ingersoll Professional Corporation

                                             By: /s/ LEWIS U. DAVIS, JR.
                                                 -----------------------
                                                     Lewis U. Davis, Jr.